EXHIBIT 99.1

Sharps Compliance Appoints Dr. Renee P. Tannenbaum to Board of Directors

President of Myrtle Potter & Co. Brings More Than 30 Years of Pharmaceutical Industry Expertise

HOUSTON, March 1, 2012 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective solutions designed for the proper management of medical waste, used healthcare materials and unused dispensed medications, today announced the addition of Dr. Renee P. Tannenbaum to its Board of Directors. Dr. Tannenbaum joins Sharps as an independent director; giving the board five independent directors of six serving directors.

F. Gardner Parker, Chairman of the Board, noted, "Renee has a proven track record of success with leading businesses, driving innovation, and implementing commercial strategies in the pharmaceutical industry which provides additional breadth and expertise to our board. Importantly, her experience in the life sciences industry, we believe, will be especially beneficial for us as we continue to drive our strategic efforts to further penetrate the pharmaceutical market with our Patient Support System solution for the proper disposal of needles and syringes required for the health and well being of their patients."

Dr. Tannenbaum is President of Myrtle Potter & Company, LLC, a life science and healthcare advisory firm whose clients include global public and private life science and pharmaceutical manufacturer organizations. Previously, she was the Executive Vice President and Chief Commercial Officer with Elan Pharmaceuticals, Inc., and has held a variety of leadership positions with Novartis Pharma AG, Bristol-Myers Squibb, and Merck and Company. Prior to joining the industry, Dr. Tannenbaum was an Assistant Professor of Clinical Pharmacy at the University of the Sciences at Philadelphia, where she continues to hold an adjunct faculty position.

Dr. Tannenbaum commented, "Sharps is well positioned as an industry leader and I am excited to join the board at this strategic time. I look forward to contributing to the continuing success of the Company and assisting in advancing its growth initiatives."

Dr. Tannenbaum currently serves on the board of directors of IMMUNE Pharmaceuticals, a privately held biopharmaceutical company, Bay Bio, a Northern California Life Sciences Association, the Advisory Board of the Women Business Leaders in Healthcare Industry Foundation (WBL), and the Advisory Board of the Healthcare Businesswomen's Association (HBA). She received her Bachelor of Science degree in Pharmacy from the University of Connecticut, her Doctor of Pharmacy degree from the Philadelphia College of Pharmacy and Sciences, and an MBA from Temple University.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large health care facility setting.  Its strategy is to capture a large part of the estimated $3.8 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large health care settings by targeting the major agencies that are interrelated with this medical waste stream, including the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its other products include the Sharps® MWMS™ (Medical Waste Management System), a comprehensive solution designed for rapid deployment in emergency situations and features the Sharps™ Recovery System™ and TakeAway System™ products combined with warehousing, inventory management, training, data and other services. Its TakeAway System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.  The Complete Needle™ Collection & Disposal System is a safe, easy-to-use and cost-effective solution designed for self-injecting consumers and includes the Company's containment, packaging, return shipping via the U.S. Postal Service, tracking and treatment.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

CONTACT: For more information contact:
         Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         Deborah Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com